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STANDEX INTERNATIONAL CORPORATION ● SALEM, NH 03079 ● TEL (603) 893-9701 ● FAX (603) 893-7324 ● WEB www.standex.com

Contact:

Christian Storch, CFO

FOR IMMEDIATE RELEASE

InvestorRelations@Standex.com

(603) 893-9701

STANDEX ANNOUNCES THE SALE OF JAMES BURN UNIT

SALEM, NH – September 15, 2004 . . . . Standex International Corporation (NYSE:SXI) today announced that it has completed the sale of its entire James Burn International (JBI) mechanical binding systems and punching and binding equipment businesses.  JBI was acquired in an all cash transaction by a closely-held Virginia corporation owned by two financial buyers.  Specific terms of the transaction were not disclosed.

This transaction represents the last major step in the corporate-wide restructuring and realignment program that the Company began two years ago.  As previously disclosed by Standex, the divestiture resulted in an after-tax, non-cash impairment charge of approximately $7.2 million, or $0.61 per share, which was reflected in discontinued operations in the fourth quarter of fiscal year 2004.

“Closing this transaction substantially completes the restructuring and realignment program we announced in October 2002,” said Roger Fix, president and CEO.  “Because JBI no longer fits our business model, we believe that exiting the business through this sale is in the best interests of Standex’s shareholders as well as JBI’s stakeholders and employees.  We have taken steps to ensure that this transfer of ownership will prove seamless to JBI’s customers.”1

About Standex

Standex International Corporation is a multi-industry manufacturer in five broad business segments:  Food Service Equipment, Consumer Goods, Air Distribution Products, Standex Engraving and Engineered Products with operations in the United States, Europe, Canada, Australia, Singapore, Mexico, Brazil and China.  For additional information, visit the Company’s website at www.standex.com.

Footnotes

1  Safe Harbor Language

Statements in this news release include, or may be based upon management's current expectations, estimates and/or projections about Standex's markets and industries. These statements are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may materially differ from those indicated by such forward-looking statements as a result of certain risks, uncertainties and assumptions that are difficult to predict. Among the factors that could cause actual results to differ are the completion of the restructuring and realignment program and the realization of sufficient proceeds from asset sales to offset restructuring expenses, realization of the expected annual cost savings resulting from the restructuring and realignment program and any other factors discussed in the Annual Report of Standex on Form 10-K for the fiscal year ending June 30, 2004, which is on file with the Securities and Exchange Commission, and any subsequent periodic reports filed by the Company with the Securities and Exchange Commission. In addition, any forward-looking statements represent management's estimates only as of the day made and should not be relied upon as representing management's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company and management specifically disclaims any obligation to do so even if its estimates change.